Exhibit 10.12

CENNTRO AUTOMOTIVE GROUP LIMITED
225 Willow Brook Rd. Unit 14
Freehold, NJ 07728 U.S.A.

June 1, 2021

Marianne McInerney

[Address Redacted]

Re:     Offer of Employment

Dear Marianne,

I am happy to offer you position of Executive Vice President and Chief Marketing Officer for Cenntro Automotive Group Limited (the “Company”). The terms and conditions of our offer are as follows:

1.       Term. Your employment will commence on June 1, 2021 and shall be for a term of one (1) year (“Initial Term”) and the term shall automatically be extended for successive one (1)-year periods in accordance with the terms of this letter, unless, in either case, the term is terminated by either party with a written notice at least ninety (90) days prior to the end of the then-current term. Notwithstanding the foregoing, any notice of termination for cause shall be of immediate effect.

2.      Duties. You will report to the Chief Executive Officer (the “CEO”) of the Company and be responsible for leading the sales, marketing and public relations functions. In addition, you will play a leading role in promotion, major account relations, building and leading U.S. marketing strategy and implementation, and supporting the U.S. sales effort. You will also act strategically and proactively as a member of the Company’s management team and perform any general duties that may arise as we build the Company. Of course, as the Company’s business evolves, your job responsibilities may also change. During your employment, you will devote your best efforts and your full business time, skill, and attention to your job duties.

3.      Salary. The Company will pay you a base salary of $250,000 per year in accordance with the Company’s standard payroll practices. The Board of Directors of the Company (the “Board”) will review your base salary each year during the term and may increase such amount as it may deem advisable. Employee Benefits. You will be eligible to participate in Company-sponsored benefits, including health benefits, vacation, sick leave, holidays, and other benefits that the Company may offer to similarly situated employees. A summary of these benefits at the time of hire will be sent under separate cover. The Company may from time to time in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance, and other governmental benefit programs as required by state law.

4.      Confidentiality Agreement. As a condition of our employment, you will be required to promptly sign the Company’s standard Employee’s Proprietary Information and Inventions and Non-Competition Agreement (“PIIA” ).

5.      Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you hereby agree not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

6.       Governing Law. The terms of this letter and the resolution of any dispute as to the meaning, effect, performance, or validity of this letter or arising out of, related to, or in any way connected with this letter, your employment with the Company (or termination thereof), or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of New Jersey, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to a location that is convenient to both parties.

7.      Arbitration. Except as prohibited by law, you agree that any Dispute between you and the Company (or between you and any officer, director, employee, agent, or affiliate of the Company, each of whom is hereby designated a third-party beneficiary of this letter regarding arbitration), will be resolved through binding arbitration in Monmouth, County, New Jersey or another agreed upon venue convenient to both parties under the rules of the American Arbitration Association. Nothing in this arbitration provision is intended to limit any right you may have to file a charge with or obtain relief from the National Labor Relations Board or any other state or federal agency. You agree that such arbitration shall be conducted on an individual basis only, not a class, collective or representative basis, and you hereby waive any right to bring class-wide, collective, or representative claims before any arbitrator or in any forum. THE PARTIES HERETO UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties hereto, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration. In the event an action is brought related to or arising from this letter, the prevailing party shall be entitled to recover from the non-prevailing party all reasonable costs incurred in such action, including attorney’s fees and expenses.

8.      Corporate Reorganization. The Company intends to consummate a corporate reorganization immediately prior to the consummation of an initial public offering in order to spinoff the Company’s city delivery business in China from its international electric commercial vehicle business. Pursuant to the corporate reorganization, the Company will contribute all of the issued and outstanding shares of Cenntro Automotive Group Limited, a Hong Kong corporation, and Cenntro Automotive Corporation, a Delaware corporation, two wholly-owned subsidiaries of the Company, to Cenntro Electric Group, Inc., a Delaware corporation and a wholly-owned by the Company (“Cenntro US” ), in exchange for all of the then issued and outstanding shares of common stock of Cenntro US. Following the corporate reorganization, all references to the Company herein shall refer to Cenntro US.

9.      Miscellaneous. This letter states the complete and exclusive terms and conditions of your offer and supersedes any other agreements, whether written or oral (including, without limitation, the Consulting Agreement, dated as of October 1, 2020, between you and Cenntro U.S.). By joining the Company, you agree to abide by all Company policies and procedures as they are established. As required by law, this letter is subject to satisfactory proof of your right to work in the United States.

We look forward to having you join us as an employee. If you wish to accept this letter on the terms and conditions described above, please sign and date this letter and return it to me by June 10, 2021. If you have any question about the terms of this letter, please contact me at any time.

Sincerely,

CENNTRO AUTOMOTIVE GROUP LIMITED

By:	/s/ Peter Z. Wang
Name:	Peter Z. Wang
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Marianne McInerney
Marianna McInerney

AS TO SECTION 10:

CENNTRO ELECTRIC GROUP, INC.

By:	/s/ Peter Z. Wang
Name:	Peter Z. Wang
Title:	Chief Executive